Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES SECOND QUARTER RESULTS

Paoli, PA, July 28, 2009 – AMETEK, Inc. (NYSE: AME) today announced second quarter results. AMETEK’s second quarter 2009 sales of $524.9 million were down 19% over the same period of 2008. Operating income for the second quarter of 2009 was $93.2 million, an 18% decline from $114.1 million recorded in the same period of 2008. Operating margins improved 20 basis points to 17.8% in the second quarter of 2009. Net income in the second quarter of 2009 declined 21% to $51.8 million, or $0.48 per diluted share, from the second quarter 2008 level of $65.8 million, or $0.61 per diluted share.

“In the face of challenging economic conditions, we delivered solid financial results,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Although the global economic slowdown impacted our sales to a higher degree than anticipated, our operational excellence initiatives enabled us to grow operating margins and meet our second quarter earnings expectations.”

Operating cash flow was very strong, totaling $74 million for the second quarter of 2009, up 13% from the second quarter of 2008.

For the first half of 2009, AMETEK sales decreased 14% to $1.08 billion from $1.26 billion in the same period of 2008. Operating income totaled $199.4 million, a 13% decrease from $230.3 million earned in the first half of last year. Net income for the first half of 2009 was $110.9 million, down 16% from $132.2 million in the same period of 2008. Diluted earnings per share were $1.03 for the first half of 2009, down 16% from $1.23 per diluted share in the first half of 2008. Operating cash flow was $184 million, up 30% from the first half of 2008.

Electronic Instruments Group (EIG)
For the 2009 second quarter, EIG sales decreased 17% to $286.3 million. Operating income was $59.8 million, compared with $78.1 million in the second quarter of 2008, a decrease of 23%. Operating margins for the quarter were 20.9% as compared to 22.8% in the second quarter of 2008.

“EIG did well in a very difficult market environment. Revenue was down, driven predominantly by weakness in the Process and Industrial businesses. Operating income benefited from our strong focus on reducing costs,” said Mr. Hermance.

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AMETEK ANNOUNCES SECOND QUARTER RESULTS

Electromechanical Group (EMG)
For the second quarter of 2009, EMG sales were $238.7 million, a 22% decrease over the same period of 2008. Operating income of $41.5 million was down 22% from the $53.1 million recorded in the same period of 2008. Operating margins for the quarter were 17.4%, unchanged from the second quarter of 2008.

“Given the state of the economy and its impact on group revenue, EMG had a solid second quarter. We experienced weakness in both the cost driven and differentiated businesses. Operating margins were flat as very effective cost reduction and operational excellence initiatives were able to offset the impact of the lower sales volume,” commented Mr. Hermance.

2009 Outlook
“2009 continues to be a very challenging year. We now expect revenue to decline approximately high-teens on a percentage basis,” commented Mr. Hermance. “We expect our earnings for the year to be in the range of $1.85 to $2.00 per diluted share.”

“Third quarter 2009 sales are expected to be down approximately 20% from last year’s third quarter. We estimate our earnings to be approximately $0.38 to $0.42 per diluted share,” noted Mr. Hermance.

Mr. Hermance continued, “AMETEK continues to successfully navigate difficult market conditions. We remain focused on executing our restructuring initiatives, generating strong cash flow and solid financial results. We continue to invest in new products, global expansion and strategic acquisitions to position ourselves for an economic upturn when it occurs.”

Conference Call
AMETEK, Inc. will Web cast its Second Quarter 2009 investor conference call on Tuesday, July 28, 2009 beginning at 8:30 AM ET. The live audio Web cast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2008 sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ANNOUNCES SECOND QUARTER RESULTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$524,929	$648,771	$1,077,795	$1,259,968

Operating expenses:
Cost of sales, excluding depreciation (a)	361,578	437,183	732,221	848,200
Selling, general and administrative (a)	61,017	85,653	125,547	159,020
Depreciation	9,154	11,824	20,645	22,404

Total operating expenses (a)	431,749	534,660	878,413	1,029,624

Operating income (a)	93,180	114,111	199,382	230,344
Other expenses:
Interest expense	(17,141)	(15,328)	(34,696)	(30,462)
Other, net	(1,001)	(929)	(1,024)	(1,626)

Income before income taxes (a)	75,038	97,854	163,662	198,256
Provision for income taxes (a)	23,225	32,012	52,794	66,057

Net income (a)	$51,813	$65,842	$110,868	$132,199

Diluted earnings per share (a)	$0.48	$0.61	$1.03	$1.23

Basic earnings per share (a)	$0.49	$0.62	$1.04	$1.25

Weighted average common shares outstanding:
Diluted shares	107,955	107,476	107,638	107,613

Basic shares	106,708	105,950	106,564	105,946

Dividends per share	$0.06	$0.06	$0.12	$0.12

(a) The three and six month periods ended June 30, 2008 include a second quarter after-tax, non-cash charge of $7.3 million, or $0.07 per diluted share, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales:
Electronic Instruments	$286,260	$343,050	$588,726	$683,425
Electromechanical	238,669	305,721	489,069	576,543

Consolidated net sales	$524,929	$648,771	$1,077,795	$1,259,968

Income:
Segment operating income:
Electronic Instruments	$59,804	$78,108	$128,913	$157,297
Electromechanical	41,513	53,103	87,683	100,154

Total segment operating income	101,317	131,211	216,596	257,451
Corporate administrative and other expenses	(8,137)	(17,100)	(17,214)	(27,107)

Consolidated operating income	$93,180	$114,111	$199,382	$230,344

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$142,944	$91,210
Receivables, net	356,830	406,012
Inventories	325,472	349,509
Other current assets	87,059	107,855

Total current assets	912,305	954,586

Property, plant and equipment, net	309,263	307,908
Goodwill	1,281,579	1,240,052
Other intangibles, investments and other assets	609,775	552,996

Total assets	$3,112,922	$3,055,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$5,110	$18,438
Accounts payable and accruals	384,752	429,075

Total current liabilities	389,862	447,513

Long-term debt	1,053,886	1,093,243
Deferred income taxes and other long-term liabilities	245,143	227,014
Stockholders’ equity	1,424,031	1,287,772

Total liabilities and stockholders’ equity	$3,112,922	$3,055,542